CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated January 6, 2005, which is incorporated by reference, in this Registration Statement (Form N-1A No. 33-9451 and 811-4870) of General New York Municipal Money Market Fund.

ERNST & YOUNG LLP

New York, New York
February 8, 2005